                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   SCHEDULE TO

        TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)
                                (FINAL AMENDMENT)
                                       AND
                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 19)

                    Shelter Properties V Limited Partnership
--------------------------------------------------------------------------------
                       (Name of Subject Company (Issuer))

                        AIMCO Properties, L.P. -- Offeror
--------------------------------------------------------------------------------
    (Names of Filing Persons (Identifying Status as Offeror, Issuer or Other
                                    Person))

                            Limited Partnership Units
--------------------------------------------------------------------------------
                           (Title of Class Securities)

                                      None
--------------------------------------------------------------------------------
                       (CUSIP Number of Class Securities)

                                 Patrick J. Foye
                   Apartment Investment And Management Company
                           Colorado Center, Tower Two
                   2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8101

--------------------------------------------------------------------------------
           (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of filing persons)

                                    Copy To:

                              Jonathan L. Friedman
                    Skadden, Arps, Slate, Meagher & Flom LLP
                       300 South Grand Avenue, 34th Floor
                          Los Angeles, California 90071
                                 (213) 687-5000

                            Calculation of Filing Fee

Transaction valuation*                                     Amount of filing fee
----------------------                                     --------------------
$ 13,985,422                                               $ 2,797.94

* For purposes of calculating the fee only. This amount assumes the purchase of 19,002 units of limited partnership interest of the subject partnership for $736.00 per unit. The amount of the filing fee, calculated in accordance with Section 14(g)(1)(B)(3) and Rule 0-11(d) under the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the aggregate of the cash offered by the bidder.

[ ] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:    $2,797.94       Filing Party:  AIMCO Properties, L.P.

Form or Registration No.:  Schedule TO     Date Filed:  June 5, 2000

                                   ----------

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[X] third-party tender offer subject to Rule 14d-1

[ ] issuer tender offer subject to Rule 13e-4

[ ] going-private transaction subject to Rule 13e-3

[X] amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer: [X]

CUSIP No.   NONE

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  AIMCO PROPERTIES, L.P.
                  84-1275721

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                     (a)     [ ]
                                                                     (b)     [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  WC, BK

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e))                                                 [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7.       SOLE VOTING POWER
                           --

         8.       SHARED VOTING POWER
                           11,546.00

         9.       SOLE DISPOSITIVE POWER
                           --

         10.      SHARED DISPOSITIVE POWER
                           11,546.00

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           11,546.00

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  Approximately 21.97%

14.      TYPE OF REPORTING PERSON

                  PN

CUSIP No.   NONE

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  AIMCO-GP, INC.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                     (a)     [ ]
                                                                     (b)     [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  Not Applicable

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e))                                                 [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7.       SOLE VOTING POWER
                           --

         8.       SHARED VOTING POWER
                           11,546.00

         9.       SOLE DISPOSITIVE POWER
                           --

         10.      SHARED DISPOSITIVE POWER
                           11,546.00

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           11,546.00

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  Approximately 21.97%

14.      TYPE OF REPORTING PERSON

                  CO

CUSIP No.   NONE

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                  84-129577

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                     (a)     [ ]
                                                                     (b)     [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS
                  Not Applicable

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e))                                                 [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7.       SOLE VOTING POWER
                           --

         8.       SHARED VOTING POWER
                           34,412.00

         9.       SOLE DISPOSITIVE POWER
                           --

         10.      SHARED DISPOSITIVE POWER
                           34,412.00

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           34,412.00

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     Approximately 65.50%

14.      TYPE OF REPORTING PERSON

                  CO

CUSIP No.   NONE

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  INSIGNIA PROPERTIES, L.P.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                     (a)     [ ]
                                                                     (b)     [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  Not Applicable

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e))                                                 [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7.       SOLE VOTING POWER
                           --

         8.       SHARED VOTING POWER
                           22,866.00

         9.       SOLE DISPOSITIVE POWER
                           --

         10.      SHARED DISPOSITIVE POWER
                           22,866.00

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           22,866.00

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    Approximately 43.52%

14.      TYPE OF REPORTING PERSON

                  PN

CUSIP No.   NONE

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  AIMCO/IPT, INC.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                     (a)     [ ]
                                                                     (b)     [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS
                  Not Applicable

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e))                                                 [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7.       SOLE VOTING POWER
                           --

         8.       SHARED VOTING POWER
                           22,866.00

         9.       SOLE DISPOSITIVE POWER
                           --

         10.      SHARED DISPOSITIVE POWER
                           22,866.00

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           22,866.00

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     Approximately 43.52%

14.      TYPE OF REPORTING PERSON

                  CO

CUSIP No.   NONE

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  COOPER RIVER PROPERTIES, L.L.C.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                     (a)     [ ]
                                                                     (b)     [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS
                  Not Applicable

5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e))                                                 [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7.       SOLE VOTING POWER
                           --

         8.       SHARED VOTING POWER
                           2,772.00

         9.       SOLE DISPOSITIVE POWER
                           2,772.00

         10.      SHARED DISPOSITIVE POWER
                           2,772.00

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           2,772.00

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     Approximately 5.28%

14.      TYPE OF REPORTING PERSON

                  OO

                               AMENDMENT NO. 2 TO
            TENDER OFFER STATEMENT/ AMENDMENT NO. 19 TO SCHEDULE 13D

                  This Statement (the "Statement") constitutes (a) Amendment No. 2 to the Tender Offer Statement on Schedule TO of AIMCO Properties, L.P. (the "AIMCO OP"), originally filed with the Securities and Exchange Commission (the Commission) on June 5, 2000, by AIMCO OP, as amended by Amendment No. 1 filed with the Commission on June 14, 2000 by AIMCO OP, relating to an offer to purchase units of limited partnership interest ("Units") of Shelter Properties V Limited Partnership (the "Partnership"); and (b) Amendment No. 20 to the
Schedule 13D (the "Schedule 13D") originally filed with the Securities and Exchange Commission (the "Commission") on May 31, 1995, by Insignia Financial Group, Inc. ("Insignia") and SP V Acquisition, L.L.C. ("SP V"), as amended by
(i) Amendment No. 1, filed with the commission on June 14, 1995, by Insignia and SP V, (ii) Amendment No. 2, filed with the Commission on June 21, 1995, by Insignia and SPIA, (iii) Amendment No. 3, filed with the Commission on July 12, 1995 by Insignia and SP V, (iv) Amendment No. 4, filed with the Commission on November 22, 1995, by Insignia and SP V, (v) Amendment No. 5, filed with the Commission on April 25,1997, by Insignia, Insignia Properties, L.P. ("IPLP"), SP V, Insignia Properties Trust ("IPI") and Andrew L. Farkas, (vi) Amendment No. 6, filed with the Commission on June 20, 1997, by Insignia, IPLP, IPT and Andrew L. Farkas, (vii) Amendment No. 7, filed with the Commission on July 21, 1998, by Cooper River Properties, L.L.C. ("Cooper River"), Insignia, IPLP, IPT and Andrew
L. Farkas, (viii) Amendment No. 8, filed with the Commission on August 18, 1998, by Cooper River, Insignia, IPLP, IPT and Andrew L. Farkas, (ix) Amendment No. 9, filed with the Commission on August 24, 1998, by Cooper River, Insignia, IPLP, IPT and Andrew L. Farkas, (x) Amendment No. 10, filed with the Commission on September 24, 1998, by Cooper River, Insignia, IPLP, IPT and Andrew L. Farkas,
(xi) Amendment No. 11, filed with the Commission on October 26, 1998, by Cooper River, IPLP, IPT, AIMCO OP, AIMCO-GP, Inc. ("AIMCO-GP") and Apartment Investment and Management Company ("AIMCO"), (xii) Amendment No. 12, filed with the Commission on June 10, 1999, by Cooper River, AIMCO/IPT, Inc. ("AIMCO/IPT"), IPLP, AIMCO OP, AIMCO-GP and AIMCO, (xiii) Amendment No. 13, filed with the Commission on July 8, 1999, by Cooper River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP, AIMCO, (xiv) Amendment No. 14, filed with the Commission on July 30, 1999, by Cooper River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO, (xv) Amendment No. 15, filed with the Commission on November 17, 1999, by Cooper River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO, and (xvi) Amendment No. 16, filed on December 17, 1999, by Cooper River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO. Cooper River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO,
(xvii) Amendment No. 17 filed on January 13, 2000 by Cooper River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP, and AIMCO, (xviii) and Amendment No. 18 filed on June 5, 2000 by Cooper River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP, and AIMCO.

Item 8. Interest in Securities of the Subject Company.

         At 5:00 p.m., New York time, on Monday, June 26, 2000, the offer expired pursuant to its terms. A total of 859.00 Units, representing approximately 1.64% of the outstanding Units were validly tendered and not withdrawn pursuant to the offer. AIMCO OP has accepted for payment all of those Units at $637.81 per Unit.

                                    SIGNATURE

                  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  July 21, 2000
                                        AIMCO PROPERTIES, L.P.

                                        By: AIMCO-GP, INC.
                                            (General Partner)

                                        By: /s/Patrick J. Foye
                                            -------------------------------
                                            Executive Vice President


                                        COOPER RIVER PROPERTIES, L.L.C.

                                        By: /s/Patrick J. Foye
                                            -------------------------------
                                            Executive Vice President


                                        AIMCO/IPT, INC.

                                        By: /s/Patrick J. Foye
                                            -------------------------------
                                            Executive Vice President


                                        INSIGNIA PROPERTIES, L.P.

                                        By: AIMCO/IPT, INC.
                                            (General Partner)

                                        By: /s/Patrick J. Foye
                                            -------------------------------
                                            Executive Vice President


                                        AIMCO-GP, INC.

                                        By: /s/Patrick J. Foye
                                            -------------------------------
                                            Executive Vice President

                                        APARTMENT INVESTMENT
                                        AND MANAGEMENT COMPANY

                                        By: /s/Patrick J. Foye
                                            -------------------------------
                                            Executive Vice President